FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-282099-01

From: Wells Abf Syndicate Wells Fargo (WELLS FARGO SECURITI) At: 01/08/25 12:32:45 UTC-5:00

Subject: WFCM 2025-5C3 - PUBLIC NEW ISSUE **PRICE GUIDANCE**

WFCM 2025-5C3 - PUBLIC NEW ISSUE

$722.037MM FIXED-RATE CMBS OFFERING

Co-Lead Managers & Bookrunners: Wells Fargo Securities, LLC, Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, UBS Securities LLC and Citigroup Global Markets Inc.

Co-Managers: Academy Securities, Inc., Drexel Hamilton, LLC and Siebert Williams Shank & Co., LLC

Publicly Offered Certificates

	Expected Ratings	Available		WAL	Principal	UW NOI
Class	(Fitch/Moody's/KBRA)	Size ($MM)	CE%	(YRS)	Window	DY%	LTV%	GUIDANCE
A-1	AAAsf/Aaa(sf)/AAA(sf)	$8.135	30.000%	2.55	1–58	16.5%	41.6%	N/A
A-2*	AAAsf/Aaa(sf)/AAA(sf)	[$244.550]	30.000%	[4.85]	[58-59]	16.5%	41.6%	A-3 - 2bps
A-3*	AAAsf/Aaa(sf)/AAA(sf)	[$318.058]	30.000%	[4.91]	[59-60]	16.5%	41.6%	J+85A
A-S	AAAsf/Aa3(sf)/AAA(sf)	$51.978	23.625%	4.96	60–60	15.2%	45.4%	J+115A
B	AA-sf/NR/AA+(sf)	$46.882	17.875%	4.96	60–60	14.1%	48.8%	J+130A
C	A-sf/NR/A(sf)	$36.691	13.375%	4.96	60–60	13.4%	51.5%	J+170A

*Sizes, WAL’s and Windows are subject to change as detailed in the attached Term Sheet

POOL BALANCE:	$833,520,429
NUMBER OF LOANS/PROPERTIES:	30 / 63
WA MORTGAGE INT. RATE:	6.9314%
WA CUT-OFF LTV:	59.4%
WA UW NCF DSCR:	1.52x
WA UW NOI DEBT YLD:	11.6%
WA ORIG TERM TO MATURITY:	60
TEN LARGEST LOANS:	68.1%

LOAN SELLERS:	AREF2 (28.3%), WFB (27.9%), CREFI (22.4%), JPMCB (10.6%), GSMC (8.4%), LMF (1.8%) AND UBS AG (0.8%)
TOP 5 STATES:	CA (29.0%), NY (23.0%), WA (6.7%), FL (6.5%), TX (6.5%)
TOP 5 PROPERTY TYPES:	MF (30.0%), OF (23.9%), HT (17.6%), MHC (9.3%), RT (8.8%)

RISK RETENTION:	L-Shape

MASTER SERVICER:	Wells Fargo Bank, National Association
SPECIAL SERVICER:	Argentic Services Company LP
TRUSTEE:	Computershare Trust Company, N.A.
CERT ADMIN:	Computershare Trust Company, N.A.
OPERATING ADVISOR:	BellOak, LLC
INITIAL CONTROLLING CLASS REP:	Argentic Securities Holdings 2 Cayman Limited, an affiliate of Argentic Real Estate Finance 2 LLC and Argentic Services Company LP

DOCUMENTS & TIMING
TERM SHEET, ANNEX A-1:	ATTACHED
PRELIM PROSPECTUS:	ATTACHED
PRESALE REPORTS:	TODAY
ANTICIPATED PRICING:	Week of January 6, 2025
ANTICIPATED SETTLEMENT:	January 28, 2025

THIRD PARTY PASSWORDS:

Bloomberg:

Dealname: WFCM 2025-5C3

Password: 2025WF5C3

Trepp:

Dealname: WFCM 2025-5C3

Password: 2025WF5C3

Intex:

Dealname: WFC255C3

Password: 2rcadk6lqjpf2ep8z

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-282099) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the filed documents, and (iii) you may obtain these documents from your sales representative, by calling 1-800-326-5897 or visiting www.sec.gov. If this communication relates to a securities offering exempt from US registration, you should contact your sales representative for the complete disclosure package. For information regarding Wells Fargo, see https://www.wellsfargo.com/com/disclaimer/wfid3. In Japan, see: https://www.wellsfargo.com/com/disclaimer/wfsjb4. This chat will be retained and may be monitored.